Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 12, 2007, relating to the consolidated financial statements of Deerfield Capital Corp. (formerly Deerfield Triarc Capital Corp.) and subsidiaries, and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Deerfield Triarc Capital Corp. for the year ended December 31, 2006 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/
Deloitte & Touche LLP

Chicago, Illinois
January 16, 2008